UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 15, 2011

VALENCE TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0- 20028 (Commission File Number)	77-0214673 (IRS Employer Identification Number)

12303 Technology Boulevard, Suite 950 Austin, Texas 78727 (Address of principal executive offices)

(512) 527-2900 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02           Unregistered Sale of Equity Securities.

On August 15, 2011, Berg & Berg Enterprises, LLC (“Berg & Berg”) purchased 1,832,653 shares of Valence Technology, Inc. (the “Company”) common stock at a price per share of $1.10, the closing bid price of the Company’s common stock on the purchase date. The purchase price for the shares was $2,015,917.81. Payment of the purchase price consisted of the surrender of the promissory note issued on May 25, 2011 to Berg and Berg, under which $2,000,000.00 in principal and $15,917.81 in accrued interest was outstanding. This summary of the terms of the sale of shares to Berg & Berg is qualified by the text of that certain Letter Agreement dated August 15, 2011 between the Company and Berg & Berg, a copy of which is attached to this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

The shares were issued in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.  Under Rule 144 of the Securities Act, these shares are restricted from being traded by Berg & Berg for a period of six months from the date of issuance, unless registered, and thereafter may be traded only in compliance with the volume restrictions imposed by this rule and other  applicable restrictions.

On October 26, 2010, the Company’s Board of Directors authorized the Company to engage in financing transactions (including either loans or the sale of shares) with Berg & Berg, Carl E. Berg, or their affiliates from time to time in an aggregate amount of up to $10,000,000, if, and when needed by the Company, and as may be mutually agreed.  The $2,000,000 promissory note mentioned above was made pursuant to this authorization and following such transaction, $4,000,000 remains available under this authorization.

The managing member of Berg & Berg is Carl E. Berg, who is the Chairman of the Company’s Board of Directors and the principal stockholder of the Company.

Item 9.01.          Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 10.1	Letter Agreement, dated as of August 15, 2011, between Valence Technology, Inc. and Berg & Berg regarding the purchase of 1,832,653 shares of common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALENCE TECHNOLOGY, INC.

Dated: August 15, 2011	By:	/s/ Roger A. Williams
Roger A. Williams
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit 10.1	Letter Agreement, dated as of August 15, 2011, between Valence Technology, Inc. and Berg & Berg regarding the purchase of 1,832,653 shares of common stock.